Exhibit 10.1

THIS MASTER PURCHASE AND SALE AGREEMENT (this “ Agreement ”) is made and entered into as of November 22, 2013 (“ Effective Date ”), by and between ONTARGET360 GROUP, INC., a Delaware corporation doing business as AMERICAN HOUSING REIT (“Buyer” ) and AMERICAN REAL ESTATE INVESTMENTS, LLC. , a Missouri limited liability company, (“Seller” ).

In consideration of the recitals, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Seller and Buyer hereby agree as follows:

1.   Sale of Single Family Houses. Seller desires to sell, and Buyer desires to buy, some or all of a portfolio of single family houses, which are further described in Exhibit A.    The single family houses listed in Exhibit A shall be collectively referred to as the “Properties”.

2.   Purchase Price.  The purchase price for the Properties shall be $5,215,000.00 (five million two hundred fifteen thousand dollars) (the “Purchase Price”).  However, as provided below, the Buyer and Seller shall agree on individual purchase prices for each single family residence (“SFR”) that comprises the Properties, and each individual purchase price shall be identified in Exhibit A.

3.   Escrow.  Upon execution of this Agreement, Buyer agrees to deposit $25,000.00 (twenty-five thousand dollars) with an escrow agent as a deposit (“Earnest Money”).  The Earnest Money shall be refundable at all time upon the request of the Buyer.  Upon mutual execution of an escrow agreement, Buyer shall deposit the Purchase Price into an escrow account.  The parties agree to use Resolutions Title, Inc. as Escrow Agent, and agree to enter into a mutually agreeable Escrow Agreement which shall govern the distribution of the Purchase Price to Seller and the necessary documents for transfer of the Properties to Buyer.  The Escrow Agreement shall permit and require the Escrow Agent to return all escrowed funds deposited by Buyer to be returned to Buyer upon Buyer’s written notice of (a) termination of this Agreement, (b) termination of the Escrow Agreement; or (c) the parties’ failure to close any Purchase and Sale Agreement within 60 days after MEC.

4.   Properties.  Seller agrees to sell to Buyer the SFRs that comprise the Properties, at the prices listed in Exhibit A.  Each SFR that comprises the Properties shall be identified on a Schedule under Exhibit B.   Each Schedule shall include the legal description of the SFR and any additional terms or conditions that apply to the sale or close of the SFR.  Each Schedule is expressly incorporated into this Agreement.    Each SFR conveyed under this Agreement  shall convey: (a) the land, together with all buildings, fixtures, and improvements appurtenant and situated on the land; (b) all appliances currently on the SFR premises; and (c) any rights to any lease and lease payments relating to the SFR. All SFRs conveyed shall be free of debris and in at least “broom clean” condition at closing.  Each SFR shall be conveyed with a   “Workmanship Warranty”.  The Workmanship Warranty is as follows:  “The Seller agrees to provide a full coverage maintenance warranty for a period of 180 days (warranty period) after Closing.  This warranty covers all workmanship and maintenance issues, including appliances, but does not cover theft or gross tenant negligence.  There is no co-pay or deductible required from Buyer if/when this warranty coverage is used.  This warranty is transferable to a new owner if the current buyer decides to sell within the warranty period, however, the warranty period will not be extended. If any maintenance issues arise within the warranty period, Buyer must contact the property management company or the Broker involved with the transaction. The property management company or Broker will then contact Seller.”

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

5.   Transfer of Title .

(a)          Title to the Property shall be conveyed to Buyer by a general warranty deed (the “ Deed ”) executed by Seller, in the form attached hereto as Exhibit C.

(b)          All leases shall be assigned by Seller and assumed by Buyer by an Assignment of Lease (the “Assignment of Lease”), in the form attached hereto as Exhibit D.

6.   Excluded Properties.  Within 60 (sixty) days of the mutual execution of this Agreement (“MEC”), Buyer shall identify the SFRs from Exhibit A that Buyer does not wish to purchase (the “Excluded Properties”). Excluded Properties shall be identified in writing and delivered to Seller within 60 (sixty) days after MEC (“the “Inspection Period”).  SFRs may be excluded for any reason and at the discretion of the Buyer.   The Purchase Price of the Properties shall be reduced by the listed value (as provided in Exhibit A) of the Excluded Property(ies)

7.   Closing.  Buyer and Seller shall mutually agree on a closing date for each of the SFRs that comprise the Properties.  All closing dates must occur within 60 (sixty) days of MEC.

8.   Terms and Conditions to the SFRs.

        (a) Survey.  Buyer shall pay for any survey of the SFRs.

        (b)  Possession. Seller shall tender to Buyer the SFR immediately upon completion of the closing.

                        (c)  Property Taxes. Seller shall pay delinquent property taxes. The current year’s property taxes will be prorated between Buyer and Seller. Special Assessments which are due and payable, or a lien or both, on the property on or before the above date shall be paid by Seller. All other special assessments, including deferred assessments, for improvements, now installed or in the process of being installed, but not yet a lien shall be paid by Buyer.

                        (d)  Title Insurance. At Buyers’ expense, Buyer shall procure a standard ALTA owner’s policy of title insurance in the amount of the purchase price, effective as of the date of closing. A commitment to issue such policy insuring marketable title vested in Buyer, including a tax status report, shall be made available to Buyer.  All fees will be disclosed on the HUD settlement statement prior to funding of transaction.

        (e)  Warranties of Seller. Except as otherwise provided in this Agreement, Seller represents and warrants to, and agrees with Buyer as follows:
        (i) Seller’s interest in the SFRs shall be transferred to Buyer on the closing date, free from liens, encumbrances and claims of others.
        (ii) The performance of the obligations of Seller under this Agreement will not violate any contract, indenture, statute, ordinance, judicial or administrative order or judgment applicable to Seller or the Premises except as otherwise stated herein.
        (iii) There is no litigation or proceeding pending, or to the Sellers knowledge, threatened, against or involving the Seller or the Premises, and the Seller does not know or have reason to know of any ground for any such litigation or proceeding which could have an adverse impact on Buyer or Buyer’s title to and use of the Premises, before or after closing.
        (iv) Seller shall continue to operate the SFRs in the ordinary course of business and maintain the SFRs in a state of good condition and repair during the interim between the MEC and closing of any SFR.
        (v) With respect to underlying land contracts or mortgages, the sale will not accelerate indebtedness, increase interest rates, or impose penalties and sanctions.
        (vi) To the best of Seller’s knowledge, there are no storage tanks, toxic or hazardous substances or other factors present which represent a real or potential environmental contamination on any SFR.
        (vii) The SFRs comply with all current building codes, use and zoning ordinances and rental licensing/registration, if applicable. Further, the Seller will disclose any violations of the same to Buyer.
        (viii). Workmanship Warranty.  The Seller agrees to provide a full coverage maintenance warranty for each SFR for a period of 180 days (warranty period) after the closing of a SFR.  This warranty covers all workmanship and maintenance issues, but does not cover theft or gross tenant negligence.  There is no co-pay or deductible required from Buyer if/when this warranty coverage is used.  This warranty is transferable to a new owner if the current buyer decides to sell within the warranty period, however, the warranty period will not be extended. If any maintenance issues arise within the warranty period, Buyer must contact the property management company or the Broker involved with the transaction. The property management company or Broker will then contact Seller.

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

        (f) Damage to SFR. If between the date of this Agreement and any closing date, all or any part of the SFR is damaged by fire or natural elements or other causes beyond the Seller’s control which cannot be repaired prior to the closing date, or any part of the SFR is taken, pursuant to any power of eminent domain, Seller shall immediately notify Buyer in writing of such occurrence, and Buyer, at his sole option may exclude the property from the Agreement by written notice to the Seller within fifteen (15) days after the date of notice. If Buyer elects not to terminate this Agreement, there shall be no reduction of the purchase price and at closing Seller shall assign to Buyer whatever rights in totality Seller may have with respect to any insurance proceeds or eminent domain award.

    (g) Additional conditions:
        (i)      Buyer and Seller agree that Buyer will only close on properties that are leased.  Buyer and Seller agree to postpone closing on properties that are not yet leased.
        (ii)      Rent proration and any security deposit will be transferred to HUD at closing.
        (iii)                 If it is the intent of the Buyer or Seller to use these funds in a 1031 exchange, and the Buyer or Seller notifies the other party in writing, all parties agree to reasonably co-operate.
    (iv) Buyer has agreed to pay title insurance related to the Properties.  However, other closing costs, including title search, are to be split between Buyer and Seller.

9.   Representations, Warranties and Covenants.

(a)   Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

(1)   Organization and Authority. Seller has been duly organized and validly exists in its jurisdiction. Seller has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement and all of the documents to be delivered by Seller at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(2)   Conflicts. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller or the Properties, that is in conflict with this Agreement or that would limit or restrict the timely performance by Seller of its obligations pursuant to this Agreement.

(3)   Litigation. There is no action, suit or proceeding pending or to Seller’s knowledge threatened which (i) would adversely affect the Properties, or (ii) which challenges or impairs Seller’s ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby.

(4)   Contracts. Exhibit E sets forth all contracts presently outstanding with respect to the Properties. To Seller’s knowledge, neither Seller nor any other party is in default with respect to any of its obligations or liabilities pertaining to any contracts or agreements, including leases or mortgages, relating to the Properties, that will survive Closing of a SFR.

(5)          Notice of Violations. Seller has received no written notice that any of the Properties or the use thereof violates any laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over the Properties that have not been resolved to the satisfaction of the issuer of the notice.

(6)   Condemnation. There are no pending or, to Seller’s knowledge, threatened condemnation or similar proceedings affecting any SFR which comprises the Properties.

(7)   Unrecorded Documents. Seller has not entered into any unrecorded contracts, leases, easements or other agreements with respect to any SFR that comprises the Properties that would be binding on Buyer or the Property following the Closing. Seller has no knowledge of any claim of any third party affecting the use, title, occupancy or development of the Property that has not been disclosed to Buyer. Seller has not granted any right of first refusal, option or other right to acquire all or any part of the Property.

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

                (b)   Buyer’s Representations and Warranties . As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that Buyer has been duly organized and validly exists as a Delaware corporation. Buyer has the full right and authority and has obtained any and all consents required therefore to enter into this Agreement, consummate or cause to be consummated the purchase, and make or cause to be made the deliveries and undertakings contemplated herein or hereby. The person signing this Agreement on behalf of Buyer is authorized to do so. This Agreement and all of the documents to be delivered by Buyer at any Closing have been authorized and properly executed and will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

(c)   Covenants of Seller. Seller covenants and agrees that during the period from the date of MEC through and including any relevant Closing:

(1)    Seller will timely pay and perform its obligations under any mortgage, lease, or contracts relating to the Properties.
(2)    Seller will not remove any equipment or improvements to any SFR except as may be required for necessary repair or replacement and in the event of such replacement, the replacement shall be of materially equal or better quality and quantity as existed as of the time of its removal.

(3)    Seller will continue to operate and maintain the Property in accordance with past practices and will not make any material alterations or changes thereto;

(4)    Seller will maintain casualty and liability insurance of a level and type consistent with the insurance maintained by Seller prior to the execution of this Agreement with respect to the Properties;

(5)    Seller will not do anything, or authorize anything to be done, that would adversely affect the title of the SFRs that comprise the Properties.

(d)           Representation and Warranties Prior to Closing . The continued validity in all respects of the foregoing representations and warranties shall be a condition precedent to the obligation of the party to whom the representation and warranty is given to close this transaction. If any of Seller’s representations or warranties is not true and correct as of the date of any Closing even if true and correct as of the date of this Agreement or whether any change in facts or circumstances has made the applicable representation and warranty no longer true and correct and regardless as to whether Buyer becomes aware of such fact through Seller’s notification or otherwise, then Buyer may, at Buyer’s option, exercised by written notice to Seller (and as its sole and exclusive remedy), either (i) proceed with this transaction, accepting the applicable representation and warranty as being modified by such subsequent matters or knowledge and waiving any right relating thereto, if any, or (ii) terminate this Agreement and declare this Agreement of no further force and effect and in which event Escrow Agent shall, without further instruction, return any escrowed funds (including but not limited to the Earnest Money and the Purchase Price ) to Buyer and Seller shall have no further liability hereunder by reason thereof; provided, that if the breach of any representation or warranty of Seller hereunder results from the willful and intentional act of Seller, Buyer will have the rights and remedies available to Buyer under this Agreement upon a default by Seller of its obligations under this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall serve to undo a closing which has already occurred.

10.   Inspection Period.

(a)    Buyer may, during the 60 (sixty)  days after MEC (“Inspection Period”) examine, inspect, and investigate the SFR and, in Buyer’s sole judgment and discretion, to determine whether Buyer desires to purchase the SFR.  During the Inspection Period, Buyer shall have the right to enter upon the SFR during reasonable business hours for purposes of inspections, tests, to show the property to potential tenants or purchasers for re-sale by Buyer. If the premises are vacant, Buyer shall be provided with a set of keys upon MEC or a reasonable time thereafter. If Seller occupies the property after closing, Seller shall pay Buyer rent as detailed in an attachment hereto.

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

(b)    Buyer may terminate this Agreement for any or no reason by giving written notice of such termination to Seller on or before the last day of the Inspection Period. If this Agreement is terminated pursuant to this Section 10, any escrowed funds deposited by Buyer shall be immediately refunded to Buyer, and neither party shall have any further liability or obligation to the other under this Agreement except for the indemnity provisions set forth herein and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement.

(c)    Subject to the rights of tenants under any leases, Seller will provide to Buyer reasonable access to any SFR for the purpose of examining any or all aspects thereof, including conducting on a non-destructive basis, surveys, architectural, engineering, non-invasive geo-technical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Buyer. Buyer shall give Seller reasonable notice by telephone or e-mail before entering onto any of the SFRs that comprise the Properties to perform inspections or tests. Such examination of the physical condition of the Property may include an examination for the presence or absence of hazardous or toxic materials, substances or wastes, which shall be performed or arranged by Buyer at Buyer’s sole expense.

(d)    At Buyer’s sole cost and expense, Buyer may perform inspections of the entire property and all applicable documentation pertaining to the transaction. Except as may be expressly set forth in this Agreement, a written amendment to this Agreement, or a term or conditions listed on Schedule B, and subject to the Workmanship Warranty provided by Seller and described herein, Buyer agrees to accept the SFR “as is”.

                11.   Documents to be Delivered to Buyer at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer each of the following instruments and documents:

(a)   Deed. A general warranty deed, in the form attached hereto as Exhibit C.

(b)   Assignment of Lease. For SFRs with an existing tenant and lease, an Assignment of Lease, as provided in the form attached as Exhibit D, transferring and assigning to Buyer all right, title and interest of Seller in any Lease relating to any of the SFRs.

(c)   Keys.   All keys to the Properties, to the extent they are in Seller’s possession.

(d)   Leases.  Originals of all Leases in effect on the Closing (or copies thereof in the event the originals are not in Seller’s possession, or in the possession of Sellers’ property manager and such copies of Leases are in Seller’s possession), and the tenant files with respect to such Leases, to the extent the same are in Seller’s possession.

 (e)   Other Deliveries.  Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

12.   Documents to be Delivered to Seller at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller each of the following instruments, documents and amounts:

(a)   Purchase Price.  The Purchase Price, subject to Excluded Properties, adjustments and proration as provided herein.

(b)   Assignment of Leases.  A counterpart of the Assignment of Leases.

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

(c)   Other Documents. Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

                13.   Tenant Security Deposits.  All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) under any lease related to any SFR which comprises the Properties shall be credited to Buyer at Closing.

14.   Default.  If Seller defaults in any material respect hereunder, then provided Buyer is not in default any material respect, Buyer may, at its sole election, either:

(a)    Terminate this Agreement, whereupon the escrowed funds shall be promptly returned to Buyer and neither party shall have any further liability or obligation to the other, except for the provisions of this Agreement which are expressly stated to survive the termination of this Agreement; or

(b)         Assert and seek judgment against Seller for specific performance with respect to one or more (at Buyer’s election) of the SFRs that comprise the Property; provided that if Buyer elects to purchase less than all of the such properties. If a court of competent jurisdiction determines that the remedy of specific performance is not available to Buyer, then Buyer shall have the right to assert and seek judgment against Seller for actual contract damages.

15.   General Provisions .

(a)   Entire Agreement . This written Agreement, including all Exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.

(b)   Amendments in Writing . This Agreement may be amended only by a written memorandum subsequently executed by all of the parties hereto.

(c)   Waiver . No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)   Time of the Essence . Time is of the essence of this Agreement. However, if Buyer is acting diligently and in good faith to proceed with the consummation of the transaction contemplated by this Agreement on the Closing Date, Seller will agree, upon the written request of Buyer, to extend the Closing Date up to three (3) business days. In the computation of any period of time provided for in this Agreement or by law, any date falling on a Saturday, Sunday or legal holiday when banks are not open for business in the State where the Property is located, will be deemed to refer to the next day which is not a Saturday, Sunday, or legal holiday when banks are not open for business in such State.

(e)   Severability . If any provision of this Agreement is rendered unenforceable in whole or in part, such provision will be limited to the extent necessary to render the remainder of the Agreement valid, or will be deemed to be removed from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be; provided that this Section shall not permit a change in Purchase Price or payment terms or increase Seller’s liability or obligations.

(f)   Headings . Headings of sections are for convenience of reference only, and shall not be construed as a part of this Agreement.

(g)   Successors and Assigns . This Agreement shall be binding upon and shall inure to the benefits of the parties hereto, and their respective successors, and permitted assigns. This Agreement may not be assigned by either party without the consent of the other party, except that Buyer may, without consent from Seller, assign this Agreement to an affiliate of Buyer, or any entity formed by Buyer for the purpose of acquiring or taking title to the Property.

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

(h)   Notices . All notices and other communications required or permitted hereunder shall be in writing and shall be mailed, or sent by overnight courier service for next business day delivery, or sent by facsimile transmission or electronic mail (so long as reasonable evidence that such notice was sent and received is obtained by the sending party). Any notice provided hereunder shall be deemed to be given when sent in accordance with this provision, but any time to respond to such notice as provided in this Agreement will not commence until the actual receipt of the notice. Notices will be deemed valid if sent to the parties as follows:

IF TO BUYER:

Conn Flanigan
American Housing REIT
1601 Blake Street, Suite 310
Denver, CO 80202
303-894-7971
Conn@185hk.com

IF TO SELLER:

Ben Walls
American Real Estate Investments, LLC.
7425 Washington
Kansas City, MO 64114
ben@americanrealestateinvestments.com

(i)   Governing Law; Venue. To the extent enforceable, the parties agree that this Agreement shall be governed in all respects by the internal laws of the State of Texas; provided that if the dispute involves an individual property the law of the State where such property is located will apply. In any dispute arising out of or related to this Agreement, an action must be brought in Federal or State court, as applicable, in Texas.

(j)   Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

(k)   Attorneys’ Fees. If any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. If the party that commenced or instituted the action, suit or proceeding dismisses or discontinues it without the concurrence of the other party, such other party shall be deemed the prevailing party.

(l)   Construction . This Agreement will not be construed more strictly against either party by virtue of the fact that it was prepared by one party or its counsel, it being recognized that each party hereto has had the opportunity to review, have its counsel review, and provide input into this Agreement. All words herein that are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders and any word herein that is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(m)   Indemnification. Seller agrees to indemnify and hold Buyer, any permitted assignee of Buyer’s rights under this Agreement and any of their respective affiliates, officers, directors, shareholders, members, partners, agents, employees and advisors (collectively, the “ Indemnified Parties ”) harmless from and against any and all claims, damages, losses, costs, expenses, liens, actions and causes of actions (including, without limitation, reasonable attorneys’ fees and expenses) that may be incurred by, or asserted against, Buyer, any of the other Indemnified Parties or the Property by reason of either such noncompliance with laws applicable in the state or states where the Property is located, or the failure of Seller to have paid any taxes, penalties or interest which are the subject of such laws.

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

(n)   Additional Acts. Buyer and Seller agree to execute and deliver such additional documents and to perform such additional acts as may become necessary to effectuate the transfers contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

ONTARGET360 GROUP, INC., doing business as American Housing REIT	AMERICAN REAL ESTATE INVESTMENTS, INC.
___________________________________________ Title:______________________________________	____________________________________________ Title:_______________________________________

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

EXHIBIT A
(LIST OF PROPERTIES AND PRICES)

Address	City	Market City	State	Price
14606 W Rutledge Ct	Houston	Houston	TX	$187,500
2446 Rio Grande Dr	Grand Prairie	Dallas	TX	$222,500
7447 Woodland West Dr	Houston	Houston	TX	$172,500
8511 Stagewood Dr	Humble	Houston	TX	$166,500
1027 Verde Trails Dr	Houston	Houston	TX	$103,500
23202 Goodfellow Dr	Spring	Houston	TX	$114,000
2618 Autumn Springs Lane	Spring	Houston	TX	$103,500
409 Kelley Ct	Ft. Worth	Dallas	TX	$118,500
4309 German Pointer Way	Ft. Worth	Dallas	TX	$120,500
1551 Kensington	Dallas	Dallas	TX	$126,500
1945 Cross Oaks Dr	Lancaster	Dallas	TX	$157,000
617 Braden St	Mesquite	Dallas	TX	$93,500
1121 Gulfton Dr	Pearland	Houston	TX	$153,500
5309 Tennis Villa	Arlington	Dallas	TX	$125,500
5908 Firethorn	Dallas	Dallas	TX	$118,500
6622 Autumn Flowers	Katy	Houston	TX	$132,500
1518 High Pointe	Cedar Hill	Dallas	TX	$ 131,000
1253 Spring Water	Dallas	Dallas	TX	$140,500
16330 Rock Creek Drive	Houston	Houston	TX	$177,000
1925 Cross Oaks Dr	Lancaster	Dallas	TX	$145,500
1354 Mill Crossing	Garland	Dallas	TX	$129,500
21 home subtotal				$2,939,500

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

Second Phase Closings:
4515 Buckleridge Rd	Houston	Houston	TX	$120,500
21131 Wortham Oaks Drive	Humble	Houston	TX	$88,500
2807 Canary Lane	Humble	Houston	TX	$115,500
20835 Bonham Park Lane	Humble	Houston	TX	$118,500
12306 Greencanyon Drive	Houston	Houston	TX	$162,500
607 Ashcrest Ct	Allen	Dallas	TX	$222,500
2817 Mcintosh	Lancaster	Dallas	TX	$118,500
6405 Casa Vista	Garland	Dallas	TX	$118,500
3326 Spring Meadow Ln	Grand Prairie	Dallas	TX	$125,500
7025 Lake Roberts Way	Arlington	Dallas	TX	$206,500
17410 Wigeon Way	Humble	Houston	TX	$119,000
7870 Winehill	Houston	Houston	TX	$161,500
20026 Luns Ln	Houston	Houston	TX	$162,500
13514 Quetzal Lane	Houston	Houston	TX	$157,500
22254 Queenbury Hills Dr	Houston	Houston	TX	$162,500
23010 Berry Pine Drive	Spring	Houston	TX	$115,500
16 home subtotal				$2,275,500

Total Under Contract				$5,215,000

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

EXHIBIT B

SCHEDULES B-1 THROUGH B-37

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

EXHIBIT C
(FORM OF GENERAL WARRANTY DEED)

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

EXHIBIT D
(FORM OF ASSIGNMENT OF LEASE)

THIS ASSIGNMENT OF LEASE (this “Assignment ”) is entered into as of the ____ of _______, 2013 (the “ Effective Date ”), between OnTarget360 Group Inc. d/b/a American Housing REIT (“ AHR”) and American Real Estate Investments Inc. (“AREI”).

RECITALS

AREI has conveyed to AHR those certain single family homes pursuant to that Master Purchase and Sale Agreement (the “MPSA”), dated as of __________, 2013 by and between AREI, as Seller, and AHR, as Buyer. Capitalized terms not otherwise defined herein shall have the meaning given to them in the MPSA.

The single family homes purchased pursuant to the MPSA are either currently leased or will be leased.  AREI desires to assign and transfer to AHR all of AREI’s right, title and interest in, to and under the Leases.

1.           Property. The “ Property ” means the real property located at_______________________________________________, together with the building, structures and other improvements located thereon.

2.           Lease. The “ Lease ” means the lease affecting the Property.

3.           Assignment. For good and valuable consideration received by AREI, the receipt and sufficiency of which are hereby acknowledged, AREI hereby grants, transfers and assigns to AHR the entire right, title and interest of AREI in and to the Lease.

4.           Assumption. AHR hereby assumes and agrees to perform the obligations of AREI under the Lease.

5.           Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of AREI and AHR and their respective successors and assigns.

 6.           Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

 IN WITNESS WHEREOF, AREI and AHR have caused this Assignment of Lease to be executed as of this ______ day of ________________, 2013.

ONTARGET360 GROUP, INC., doing business as American Housing REIT	AMERICAN REAL ESTATE INVESTMENTS, INC.
_______________________________________ Title:__________________________________	____________________________________________ Title:_______________________________________

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT

EXHIBIT E
(LIST OF CONTRACTS AFFECTING PROPERTY)

Master Purchase and Sale Agreement: American Real Estate Investment and American Housing REIT